Exhibit 99.1

Sonic Foundry Signs Definitive Stock Purchase Agreement to Acquire Mediasite K.K.

MADISON, Wis.--(BUSINESS WIRE)--January 9, 2014--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video content management and webcasting solutions, today announced it has signed a definitive stock purchase agreement with the shareholders of Mediasite K.K. to acquire the remaining interest in the company.

Mediasite K.K. is the market leading enterprise video provider in Japan. In addition to its vast customer list in higher education, Mediasite K.K. also has built a strong and successful corporate and events customer base, including the second largest pharmaceutical company in Japan, Otsuka Pharmaceutical Co Ltd.; Sanofi K.K.; Nippon Steel Sumitomo Metal; Ernst & Young ShinNihon; Hakuhodo Inc.; Toshiba Solutions Corporation; and Mazda Motor Corporation, which has been using Mediasite since 2006.

Mediasite K.K. will be independently operated from its Japan headquarters. Subject to completion of due diligence and other typical closing requirements, the companies expect the transaction to be completed before the end of January 2014.

This announcement follows the completion of the acquisition of MediaMission in December. MediaMission, founded as a Sonic Foundry partner in 2004, has been a catalyst for the rapid adoption of large-scale, enterprise-wide academic video programs in the Netherlands’ largest universities, including TU Delft.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

© 2014 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

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